EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Travel + Leisure Co. on Form S8 No. [No. 333-136090] of our report dated June 29, 2023 on our audits of the financial statements of Travel + Leisure Co. Employee Savings Plan as of December 31, 2022 and 2021 and for the year ended December 31, 2022 and supplemental schedule as of December 31, 2022, which report is included in this Annual Report on Form 11-K to be filed on or about June 29, 2023.

/s/ EisnerAmper LLP

EISNERAMPER LLP
Iselin, New Jersey
June 29, 2023